Exhibit 99.1
FOR IMMEDIATE RELEASE

E*TRADE Financial Media Relations Contact
Susan Hickey
646-521-4675
susan.hickey@etrade.com

E*TRADE Financial Investor Relations Contact
Brett Goodman
646-521-4406
brett.goodman@etrade.com

E*TRADE FINANCIAL CORPORATION ANNOUNCES RESULTS OF ANNUAL MEETING
OF STOCKHOLDERS

New York, NY, May 13, 2010 – E*TRADE Financial Corporation (NASDAQ: ETFC) announced the results of its Annual Meeting of Stockholders held today, May 13, 2010, in Arlington, VA. Over 79 percent of all outstanding shares as of the record date were voted.

Stockholders authorized the Company’s Board of Directors to effect a 1-for-10 reverse stock split of the outstanding shares of the Company’s common stock. The Company expects the reverse stock split to become effective in early June.

Stockholders also voted in favor of the election of the five directors standing for election; a proposal to increase the shares authorized under the Company’s 2005 Equity Incentive Plan and to make certain other changes to the plan; and the selection of Deloitte & Touche LLP as the Company’s independent public accounting firm.

Ronald D. Fisher, President, SoftBank Holdings, Inc.; Steven J. Freiberg, Chief Executive Officer, E*TRADE Financial Corporation; Kenneth C. Griffin, Founder and Chief Executive Officer of Citadel Investment Group, L.L.C.; and Donna L. Weaver, Chairman of MxSecure, Inc.; were each re-elected to Class II of the Company’s Board of Directors for a term that will end at the Company’s Annual Meeting of Stockholders in 2013. Joseph M. Velli, Chairman and Chief Executive Officer of BNY ConvergEx Group, LLC, was re-elected to Class I of the Company’s Board of Directors for a term that will end at the Company’s Annual Meeting of Stockholders in 2011.

About E*TRADE Financial
The E*TRADE Financial family of companies provides financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.  ETFC-G

Important Notices
E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.

© 2010 E*TRADE Financial Corporation. All rights reserved.